Exhibit 4.11.14
Confidential Treatment Requested
The portions of this document marked by “XXXXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission

EXECUTION VERSION	IBM License Number: L065073
PARTICIPATION AGREEMENT
Between
INTERNATIONAL BUSINESS MACHINES CORP.
And
CHARTERED SEMICONDUCTOR MANUFACTURING LTD.
Dated
January 1, 2007

IBM — CHARTERED CONFIDENTIAL	1	IBM — Chartered Participation Agreement

EXECUTION VERSION	IBM License Number: L065073
This Participation Agreement (“Participation Agreement”) is made effective as of the 1st day of January, 2007 (hereinafter referred to as the “Participation Effective Date”) by and between International Business Machines Corporation (“IBM”), incorporated under the laws of the State of New York, U.S.A. and having an office for the transaction of business at 2070 Route 52, Hopewell Junction, NY 12533, U.S.A, and Chartered Semiconductor Manufacturing Ltd., (“Company”) incorporated under the laws of Singapore, and having an office for the transaction of business at 60 Woodlands Industrial Park D, Street 2, Singapore 738406 for the Development Projects referenced on Exhibit A attached hereto (collectively, the “Development Projects”).
WHEREAS, IBM, Company, Samsung Electronics Co., Ltd. (“Samsung”), and Infineon Technologies, AG (“IFX”) previously entered into the “SF 65/45nm Process Development and Cost Sharing Agreement” of March 2004 (“4-Way Bulk Process Agreement”), for the development of 65nm and 45nm Bulk CMOS process technology; and IBM and Company entered into the SF Process Development and Cost Sharing Agreement dated November 26, 2002, as amended (“2-Way 65nm/45nm Process Agreement”);
WHEREAS, IBM, Company, IFX and Samsung previously entered into the 45nm Enablement Technology and Cost Sharing Agreement on June 1, 2006 (hereinafter “4-Way 45nm Enablement Agreement”) to develop certain technologies for enabling a common design platform for manufacture; and IBM and Company entered a 2-Way 45nm Enablement Agreement on June 1, 2006 to address certain related matters between them (“2-Way 45nm Enablement Agreement”);
WHEREAS, IBM, Company, and Samsung previously entered into the 65nm Enablement Technology and Cost Sharing Agreement on June 3, 2005 (hereinafter “3-Way 65nm Enablement Agreement”) to develop certain technologies for enabling a common design platform for manufacture; and IBM and Company entered a 2-Way 65nm Enablement Agreement on June 3, 2005 to address certain related matters between them (“2-Way 65nm Enablement Agreement”);
WHEREAS, IBM and Company desire to, with the necessary consents of IFX and Samsung, terminate the 45nm Bulk CMOS and 45nm Bulk CMOS Enablement development in the following agreements before their scheduled expirations in order to continue such development work using a new contract model with additional parties: the 4-Way Bulk Process Agreement, the 2-Way 65nm/45nm Process Agreement, 4-Way 45nm Enablement Agreement, and 2-Way 45nm Enablement Agreement (collectively, the “Prior Agreements”);
WHEREAS, contemporaneously with this Participation Agreement, (i) IBM, Company, and Samsung are entering into an agreement entitled “Early Customer and Technology Support (65nm/45nm Bulk SF Process) Development and Cost Sharing Agreement (hereinafter referred to as the “3-Way ECTS Agreement”), and (ii) IBM and Company are entering into a 2-Way ECTS Agreement to address certain matters between them alone pertaining to the 3-Way ECTS Agreement;

IBM — CHARTERED CONFIDENTIAL	2	IBM — Chartered Participation Agreement

EXECUTION VERSION	IBM License Number: L065073
WHEREAS, contemporaneously with this Participation Agreement, IBM and Company are entering into an agreement entitled “Semiconductor Manufacturing Equipment Evaluation Agreement”, together with its “Statement of Work No. 1” to enable IBM and Company to jointly evaluate third party semiconductor manufacturing equipment in support of each party’s individual purchases.
WHEREAS, IBM is pursuing or intends to pursue each of the Development Projects alone or in conjunction with one or more Participating Parties, as such Development Projects are more particularly described in the Project Agreements;
WHEREAS, Company seeks to participate as a Participating Party in each of the Development Projects with IBM and the other applicable Participating Parties; and
WHEREAS, IBM seeks to permit such participation in each of the Development Projects based upon the terms and conditions set forth in (i) the applicable Project Agreement (including the Master Terms), which governs matters between and among all Parties, and (ii) this Participation Agreement, which governs certain supplemental matters between IBM and Company.
NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, as well as for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, IBM and Company agree as follows.
1. Additional Definitions. Unless expressly defined and used with an initial capital letter in this Participation Agreement, the Project Agreement, or the Master Terms, words shall have their normally accepted meanings. Each of the following terms has the meaning ascribed to it below:
     “Annual Contribution Amount” is defined in Section 5(a).
     “Altis” means the IFX subsidiary known as Altis Semiconductor, with a principle place of business at 224, Boulevard John Kennedy, 91005 Corbeil-Essonnes Cedex, France, but only so long as it remains an IFX Subsidiary.
     “Bulk Project” means the 32nm Bulk Project or the 45nm Bulk Project.
     “32nm Bulk Project” means, collectively, the Development Projects contained in the “32nm Bulk-Industry Standard Process Technology Project Agreement dated as of December 15, 2006”, and “32nm Bulk-Industry Standard Enablement Technology Project Agreement dated as of December 15, 2006”.
     “45nm Bulk Project” means, collectively, the Development Projects contained in the “45nm Bulk-Industry Standard Process Technology Project Agreement dated as of December 15, 2006”, and “45nm Bulk-Industry Standard Enablement Technology Project Agreement dated as of December 15, 2006”.

IBM — CHARTERED CONFIDENTIAL	3	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
     “32nm Bulk Process Project” means the Development Project contained in the “32nm Bulk-Industry Standard Process Technology Project Agreement dated as of December 15, 2006”.
     “45nm Bulk Process Project” means the Development Project contained in the “45nm Bulk-Industry Standard Process Technology Project Agreement dated as of December 15, 2006”.
     XXXXXX
     XXXXXX
     “Change of Control” is deemed to have occurred if: (a) there shall be consummated (i) any consolidation or merger of Company in which such Company is not the continuing or surviving corporation, or pursuant to which shares of such Company’s common stock would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of such Company’s common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of substantially all of the assets of such Company, but only if such sale, lease, exchange, or transfer would, by its nature, include an assignment of the rights or obligations under the Agreement; or (b) the stockholders of such Company shall approve any plan or proposal for the liquidation or dissolution of such Company; or (c) any transaction (such as a merger, tender or exchange offer, open market purchases, privately negotiated purchases, or otherwise) as a result of which (i) any person (as such term is used in section 13(d) and 14(d) (2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing more than fifty (50%) of voting securities of such Company having the voting power of such Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, or (ii) any person (as such term is used in section 13(d) and 14(d) (2) of the Exchange Act) that is a person who, either directly or through its subsidiaries derives more than fifty percent (50%) of its revenue (as measured as of the end of the most recent fiscal year of such person) from the manufacture and/or sale of Semiconductor Products becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing more than thirty percent (30%) of voting securities having the voting power of Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, provided however, that such transaction would not constitute a Change of Control if Temasek Holdings Pte Ltd, directly or indirectly continues to hold forty percent (40%) or more of the securities of Company. And further provided that in the case of both (c) (i) and (c) (ii) the transaction would not constitute a Change of Control if such person (i) on the Participation Effective Date, was already the

IBM — CHARTERED CONFIDENTIAL	4	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
beneficial owner of securities representing more than twenty percent (20%) of the voting power of Company, (ii) is an employee benefit plan (or representative of multiple plans) sponsored by Company, or (iii) is a financial institution that acquires and holds such securities as part of an underwriting for the issuance or sale of such securities.
     “Chartered Jointly Owned Facility,” means a corporation, company or other entity where at least XXXXXX of whose outstanding shares or securities (such shares or securities representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by Company; or, if such entity does not have outstanding shares or securities, as may be the case in a partnership, joint venture, unincorporated association, or other entity, at least XXXXXX of whose ownership interest representing the right to (i) make the decisions for such partnership, joint venture, unincorporated association, or other entity, or (ii) vote for, designate, or otherwise select members of the highest governing decision-making body, managing body or authority for such partnership, joint venture, unincorporated association or other entity, is, now or hereafter, owned or controlled, directly or indirectly, by Company. Provided, that such entity shall be considered a Chartered Jointly Owned Facility, and shall be entitled to retain the licenses and other benefits provided by the Agreement to such Chartered Jointly Owned Facility, only so long as such ownership or control exists.
     “Chartered’s Fab 7 Facility” means Company’s 300mm fabrication facility situated in Chartered’s Woodlands campus in Singapore.
     “Company Participation Period(s)” is defined in Section 3.
     “Company Unique XXXXXX” is defined in Section 15(c).
     “Development Projects” mean those particular Development Projects identified on Exhibit A.
     “Development Schedule” means each of the Development Schedules identified in the Development Projects identified on Exhibit A.
     “DFM Checking Deck Technology” is as defined in the Joint Development Project Agreement for 45nm Bulk-Industry Standard Enablement dated December 15, 2006.
     “Enablement Agreements” means, collectively, the 32nm and 45nm Bulk-Industry Standard Enablement Technology Development Project Agreements referenced on Exhibit A.
     “Foundry Company” means XXXXXX

IBM — CHARTERED CONFIDENTIAL	5	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
     “Foundry Product” means an Integrated Circuit wherein all the following conditions are met: (i) the design, or masks and/or mask build data, for such Integrated Circuit product are provided to the Foundry Company or Pure Play Foundry, whichever the case may be, by a third party; (ii) such Foundry Company or Pure Play Foundry, whichever the case may be, played no substantial role in any phase of the design of such product, however, such Foundry Company or Pure Play Foundry may provide standard primitive building blocks as part of their foundry offering (e.g., I/O, Embedded Memory, Bandgap, PLL, DLL, ADC, DAC, ESD elements, Embedded non-volatile devices, eFuse devices); and (iii) such Foundry Company or Pure Play Foundry, whichever the case may be is contractually bound to manufacture such product solely for, and to sell such product solely to, such third party or its distributor or other recipient solely for the benefit of such third party.
     “Future Technology” means, with respect to a Project Agreement, the primary CMOS semiconductor logic generations with ground rules of less than the logic generation covered by that Development Project.
     “Have-Made Manufacturer” means a Party or Third Party who receives Specific Results and/or Background Know-How solely for the purpose of having such manufacturer fabricate Semiconductor Products solely for the disclosing Party and its Subsidiaries.
     “IFX” means Infineon Technologies, AG, incorporated under the laws of Germany and having an office for the transaction of business at Am Campeon 85570 Neubiberg, Germany.
     “Joint Development Partner” means XXXXXX with whom a Participating Party has established a joint development relationship for the development of a Future Technology.
     “Joint Manufacturing Facility” means a Subsidiary of IFX that has as its primary business the manufacture of Bulk CMOS Integrated Circuits, XXXXXX
     “LP-RF Product” means (i) a Semiconductor Product or any other form (e.g. wafer or die) containing an Integrated Circuit(s), and (ii) that was manufactured using one or more technologies, namely analog, mixed signal and RF CMOS, developed pursuant to LP-RF CMOS Project.
     “LP-RF CMOS Project” means the 65nm LP-RF CMOS Project, the 45nm LP-RF CMOS Project, XXXXXX.
     “45nm LP-RF Process Project” means the Development Project contained in the 45nm LP-RF CMOS Process Technology Project Agreement dated as of December 15, 2006.

IBM — CHARTERED CONFIDENTIAL	6	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
     “65nm LP-RF Process Project” means the Development Project contained in the 65nm LP-RF CMOS Process Technology Project Agreement dated as of December 15, 2006.
     “45nm LP-RF CMOS Project” means, collectively, the Development Projects contained in the “45nm LP-RF CMOS Semiconductor Process Technology Project Agreement dated as of December 15, 2006”, and “45nm LP-RF CMOS Enablement Technology Project Agreement dated as of December 15, 2006”.
     “65nm LP-RF CMOS Project” means, collectively, the Development Projects contained in the “65nm LP-RF CMOS Semiconductor Process Technology Project Agreement dated as of December 15, 2006” and “65nm LP-RF CMOS Enablement Technology Project Agreement dated as of December 15, 2006”.
     “Master Terms” means the Master IBM Joint Development Terms and Conditions — December 15, 2006 version that are incorporated by reference into the Project Agreements.
     “Net Selling Price” shall mean the gross consideration (whether in cash or kind) received from Sales of Semiconductor Products or any other form (e.g. wafer or die) containing an Integrated Circuit(s) less the following: (i) separately itemized normal and customary rebates, and cash and trade discounts actually taken, (ii) separately itemized sales, use and/or other excise taxes or duties actually paid, (iii) separately itemized cost of any packages and packaging, (iv) separately itemized insurance costs and outbound transportation charges prepaid or allowed, (v) separately itemized import and/or export duties actually paid, and (vi) separately itemized amounts allowed or credited due to returns. In addition, when a Semiconductor Products is Sold in a packaged or tested form, the gross consideration (whether in cash or kind) received by Chartered Jointly Owned Facility for the purposes of calculating Net Selling Price shall be less the costs of packaging and testing.
     “Participation Effective Date” means the date referenced as such in the preamble of this Participation Agreement.
     “Participation Agreement” means this Participation Agreement between International Business Machines Corporation and Chartered Semiconductor Manufacturing Ltd.
     “Prior Agreements” is defined in the recitals.
     “Project Agreement” means the Project Agreement governing the respective Development Project, as referenced on Exhibit A.
     “Pure Play Foundry” means an entity other than XXXXXX

IBM — CHARTERED CONFIDENTIAL	7	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
     “Quarterly Contribution” is defined in Section 5(a).
     “Restricted Period” means the period of XXXXXX.
     “Sale” or “Sold” shall mean the sale or other transfer of products, but excluding sales and transfers (i) that are provided and used as samples or prototypes (including prototypes containing multiple customer designs), without charge, or (ii) that are subsequently reversed for a refund/credit under a return material authorization, or (iii) to Company or a Company Subsidiary, provided that no such Semiconductor Products are subsequently sold or transferred to another party other than a Company Subsidiary.
     “Total Contribution Amount” is defined in Section 5(a).

2.	Binding Contract.
(a) By executing this Participation Agreement and the respective “Participating Party Notification” attached as Exhibit C, (i) Company joins each of the Development Projects as a Participating Party, (ii) Company and the other Participating Parties are each directly contracted to IBM and to each other based upon the terms and conditions of the respective Project Agreement (including the Master Terms), without the need for any additional documentation or signatures by any Party, and (iii) Company is estopped from contesting its direct privity of contract with the other Participating Parties and with IBM on such referenced terms and conditions. Exhibit D provides a list of the Participating Parties in each of the Development Projects as of the Participation Effective Date. IBM will record updates to this list on the respective Project Database within seven (7) business days of receipt of such “Participating Party Notification”. IBM represents and warrants that each Participating Party who commits to participate in a Development Project is agreeing to the identical terms and conditions of the relevant Project Agreement and Master Terms that Company is agreeing to.
(b) IBM and Company agree that (A) the 45nm Bulk CMOS and 45nm Bulk CMOS Enablement development in the Prior Agreements (i) ends as of the Participation Effective Date, and (ii) the terms and conditions of the Prior Agreements with respect to such development are superceded and replaced by the terms and conditions of the following Project Agreements: 45nm Bulk-Industry Standard Semiconductor Process Technology and 45nm Bulk-Industry Standard Enablement Technology as of the first dates of such development; and (B) such 45nm Bulk CMOS and 45nm Bulk CMOS Enablement development shall, as of Participation Effective Date, recommence pursuant to such Project Agreements. Notwithstanding the preceding sentence, if IFX and Samsung do not execute the 45nm Bulk Project Agreements on or before March 31, 2007, then the first sentence of this Section 2(b) is void ab initio, the Prior Agreements shall remain in full force and effect, and the 45nm Bulk Project is deemed removed from this Participation Agreement, except that (i) Company shall continue to pay all cost-

IBM — CHARTERED CONFIDENTIAL	8	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
sharing payments on account of the 45nm Bulk CMOS and 45nm Bulk CMOS Enablement pursuant to Section 5(a) of this Participation Agreement (for clarity, all other payments such as royalty payments remain payable under the Prior Agreements); and (ii) Company shall be released from any obligations to make further cost-sharing payments due after December 31, 2006 under the Prior Agreements (for clarity, all other payments such as royalty payments remain payable under the Prior Agreements).
3. Company Participation Periods; Term. Company shall participate and is only authorized to participate in the Development Project(s), commencing on the Participation Effective Date and continuing for the applicable periods detailed on Exhibit A attached hereto (“Company Participation Period(s)”), regardless of whether the applicable Project Term extends beyond a Company Participation Period for such Development Project. The term of this Participation Agreement shall commence on the Participation Effective Date and, unless terminated prior to expiration as set forth elsewhere in the Agreement, shall remain in force until XXXXXX.
4. Company Staffing. Company shall provide IBM with Representatives to work on the Development Projects in accordance with the minimum staffing levels detailed on Exhibit B attached hereto. If Company falls below such minimum staffing level, then Company shall, at IBM’s request, either (i) make a compensating payment to IBM at a rate of XXXXXX below the minimum staffing level set forth in Exhibit B, or (ii) develop another mutually agreeable resolution. In addition, Company shall be responsible for the specific tasks assigned on Exhibit H. Notwithstanding the preceding sentence, Company is excused from providing the minimum “Number of Representatives” for each of the Development Projects provided in Exhibit B to the extent and for so long as Company is unable to secure the necessary Work Visas or appropriate immigration related documents for such Representatives, despite its good faith efforts to secure the same. Company shall promptly advise IBM of any such anticipated problems with Work Visas or appropriate immigration related documents, together with the expected time-frame for the resolutions.
5. Company Contributions and Other Payments.
(a) Company shall pay IBM a total XXXXXX (the “Total Contribution Amount”) in consideration for Company’s right to participate in (i) the Development Projects commencing as of the Participation Effective Date, and (ii) the 3-Way ECTS Agreement commencing as of July 17, 2006. Both parties agree that Company’s participation in the cost sharing fee with respect for the 3-Way ECTS Agreement is for costs incurred on and after 1 October, 2006. Company shall pay the Total Contribution Amount to IBM according to the following schedule of “Annual Contribution Amounts”:
XXXXXX

IBM — CHARTERED CONFIDENTIAL	9	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
Specifically, Company shall XXXXXX Company agrees to treat this Participation Agreement as an invoice from IBM for the Quarterly Contribution due on XXXXXX and all other amounts due under this Project Agreement.
(b) All such contributions are XXXXXX In the event there is a delay in the Development Schedule for the 45nm Bulk Process Project, the 32nm Bulk Process Project, 65nm LP-RF Process Project, or the 45nm LP-RF Process Project, then IBM and Company shall discuss in good faith and use good faith efforts to encourage the Management Committee for such Development Project to discuss a mutually agreeable and commercially reasonable recovery plan for such Development Project. XXXXXX shall be solely responsible for any additional cost incurred in executing the commercially reasonable recovery plan established by the Management Committee but, for clarity, only to the extent such recovery plan occurs during the then-current Project Term for the Project Agreement.
(c) All Company payments to IBM under this Participation Agreement shall be made by wire transfer to the IBM account listed below; shall be free of all banking charges; and shall be paid in U.S. dollars:
IBM Corporation Director of Licensing PNC BANK 500 First Avenue Pittsburgh, PA 15219 Account No. 1017306369 ABA Routing No. 043000096 License Ref No. L065073
The following information shall be included in the wire detail:
Company Name Reason for Payment License Reference No. L065073
(d) Company shall be liable for interest on any overdue payment under this Participation Agreement commencing on the date such payment becomes due at an annual rate equal to XXXXXX. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefor is being asserted, the interest rate shall be reduced to such maximum legal rate.
(e) In further consideration for Company’s right to participate in (i) the Development Projects commencing as of the Participation Effective Date, and (ii) the 3-Way ECTS Agreement commencing as of July 17, 2006, Company shall XXXXXX

IBM — CHARTERED CONFIDENTIAL	10	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
(f) Royalty Payments.
(i) Company shall, subject to the exceptions set forth below, pay IBM a royalty on each Sale of a LP-RF Product according to the tables below:
XXXXXX
(ii)	Company shall pay to IBM all royalties accrued under this Section 5(f) within forty-five (45) days after the end of each calendar quarter in which such royalties accrued. In the event that Company is required to withhold taxes from the royalty payments due to IBM, Company shall be entitled to deduct such taxes from the payment due to IBM and to pay the same to the appropriate taxing authority. Company will provide IBM with documentation evidencing such payments with the applicable royalty payment. Company shall report to IBM the date of its first Sale of (i) an LP-RF Product within forty-five (45) days after its occurrence, and (ii) an LP-RF Qualified Product. Company shall provide IBM with a written report explaining how the amount of the payment was calculated, including the number of LP-RF Products Sold during the quarter, by customer, and by node and the aggregate amount of all royalties due; it being agreed that Company may mask the name of the individual companies. If Company is selling LP-RF Products other than in wafer form, Company shall also calculate and report the equivalent wafers based upon the chip size and the average yield (e.g. wafer final test and module final test) by customer, by product and by node. Company shall submit a written report to the IBM Director of Licensing at IBM Corporation, North Castle Drive, MD-NC119, Armonk, NY 10504-1785, USA; Facsimile: (914) 765-4380 setting forth the quantity of LP-RF Product Sold to Company’s customers during the previous calendar quarter. Overdue amounts shall be subject to an interest charge of the lesser of eighteen percent (18%) of the total amount due, or the maximum percentage rate allowable by applicable law.
For three (3) years after royalties are payable pursuant to Section 5(f), Company shall maintain a complete, clear and accurate record of the number of LP-RF Products and type of LP-RF Products Sold by customer to determine whether Company is paying the correct royalty amount hereunder. To ensure compliance with Section 5(f), IBM shall have the right to inspect and audit periodically the relevant accounting and sales books and records of Company. The time period that is audited by IBM will not be subject to subsequent audits. The audit will be conducted by an independent certified public accounting firm mutually acceptable to the Parties, and shall be conducted following reasonable prior written notice during regular business hours at Company’s offices and in such a manner as not to interfere with Company’s normal business activities. As a condition of such audit, Company may, at its sole discretion, (i) require the auditor to sign a reasonable confidentiality agreement to protect the confidential information of Company, (ii) limit the auditor to providing IBM with a written report of the audit results, not any other Company confidential information, and (iii) require the auditor to provide Company with a copy of such auditor’s report

IBM — CHARTERED CONFIDENTIAL	11	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
promptly. In no event shall audits be made hereunder more frequently than once every twelve (12) months, unless an audit reveals an issue, in which case such audits may be more frequent. If any audit should disclose any underpayment, Company shall promptly (but in any event within forty five (45) days) pay the difference. The independent certified public accounting firm’s fee will be paid by IBM unless the report of the independent certified public accounting firm determines that Company has underpaid royalties during the period of the audit in an amount exceeding five percent (5%) of the royalties owed. In the event such an underpayment is reported, IBM shall provide an original invoice to Company, and Company shall pay the independent certified public accounting firm’s fee within forty-five (45) days of the receipt of such original invoice. In the event an overpayment is reported, IBM shall provide Company with a credit within forty-five (45) days in the amount of such overpayment to be applied against Company’s future royalty obligations.
6. Limitation Amount. Notwithstanding the Limitation Amount provided in each of the Project Agreements, the Limitation Amount as between IBM and Company for all Development Projects in the aggregate is a total of XXXXXX.
7. Confidentiality; Information Transfers; Licenses to Background Know-How.
(a) In addition to the disclosure rights of Company pursuant to Section 7 (Information Transfers) of the Master Terms and pursuant to the Project Agreement (including Section 4 of the Project Agreement), Company may disclose the Specific Results and Background Know-How from each of the Bulk Projects and LP-RF CMOS Projects as provided on Exhibit E.
(b) Notwithstanding anything contained in the Agreement, Company may not, without IBM’s prior written agreement, which agreement is not to be unreasonably withheld, use IBM’s Background Know-How for the Enablement Agreements relating to DFM Checking Deck Technology to aid in the creation of Foundry Products using any 90 nm Bulk CMOS process technology.
(c) Notwithstanding IBM’s disclosure rights pursuant to Section 7.9 of the Master Terms, IBM’s rights to disclose Specific Results and Background Know-How from the 32nm Bulk Process Project, and the 45nm Bulk Process Project to Foundry Companies and Pure Play Foundries are limited as set forth in Exhibit F; provided, however, such limitation does not preclude IBM from granting IFX the disclosure and use rights identified in Exhibit G. In addition and for clarification purposes, IBM’s disclosure rights under Section 7.9 of the Master Terms are subject to appropriate confidentiality terms that, at a minimum, have a term of confidentiality consistent with those imposed on IBM under the Agreement and that limit such Third Party’s use of such Specific Results and Background Know-How in accordance with the terms and conditions consistent with those in the Agreement.

IBM — CHARTERED CONFIDENTIAL	12	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
(c) Notwithstanding IBM’s disclosure rights pursuant to Section 7.9 of the Master Terms, IBM shall not disclose the Company Unique XXXXXX without Company’s prior written consent.
(d) Company shall not disclose to any Third Party the identity of any other Participating Party unless and until IBM or such Participating Party grants Company permission to make such a disclosure.
8. Assignment. Neither IBM nor Company shall assign any of its rights or obligations under the Agreement without prior written consent of the other party. Notwithstanding the preceding sentence, IBM may assign or transfer its rights to receive payment under the Agreement to any party upon written notice to Company, and either IBM or Company may assign or transfer any of its rights and obligations to a Wholly Owned Subsidiary upon written notice to the other party, provided that (i) the assigning or transferring party agrees that such assignee or transferee will remain (and it does remain) a Wholly Owned Subsidiary of such party, (ii) such Wholly Owned Subsidiary is capable of performing, either directly or indirectly, all the obligations of the assigning party set forth in the Agreement, and (iii) the assigning party guarantees the performance of such Wholly Owned Subsidiary. Any attempted assignment in violation of this clause is null and void.

IBM — CHARTERED CONFIDENTIAL	13	IBM — Chartered Participation Agreement

EXECUTION VERSION	IBM License Number: L065073
9. Termination. In addition to Section 12 of the Master Terms, the following termination terms and conditions apply as between IBM and Company:
(a) In the event IBM terminates Company’s participation in one or more of such Development Projects pursuant to Sections 12.3, 12.4(b) or 12.4(c) of the Master Terms, then this Participation Agreement shall automatically cease to apply vis-à-vis such terminated Development Projects and all references to such terminated Development Projects shall be rendered void as of such termination. For the avoidance of doubt, the provisions of this Participation Agreement shall continue to be valid and binding upon the parties vis-à-vis the Development Projects which have not been terminated.
(b) IBM may immediately terminate the Company’s right to participate in the Development Project(s) and terminate this Participation Agreement as to all Development Projects if Company suffers a Change of Control.
(c) The following Sections of this Participation Agreement shall survive and continue to bind IBM and Company and their legal representatives, successors and assigns after the expiration of this Participation Agreement: 1, 2, 5(c), 5(d), 5(e), 5(f), 6, 7, 9, 10, 11, 12; provided, however, a Company’s surviving license and disclosure rights pursuant to Section 7 only apply to the information as it existed at the end of its participation in the applicable Development Project. In addition, certain provisions of the Master Terms and Project Agreement survive, as detailed in each agreement, respectively. Notwithstanding the preceding sentence, if the Parties reach L2 (or the applicable Development Project completion) for a Development Project before the end of the applicable Project Term and the Parties agree to cease work on such Development Project and/or terminate the applicable Development Agreement, then Section 5(a) survives until Company pays IBM the Total Contribution Amount.
(d) Notwithstanding any provision in this Participation Agreement to the contrary, if IBM is authorized, pursuant to Section 12.6 of the Master Terms, to terminate all licenses and disclosure rights it granted to Company, then IBM is also authorized to terminate all license and disclosure rights granted to Company pursuant to Section 7 and the remainder of this Participation Agreement.
(e) Termination of this Participation Agreement terminates Company’s participation in all Development Projects covered by this Participation Agreement, but such termination does not, in and of itself, affect any other agreements between IBM and Company, including other development projects being pursued under other participation agreements.
10. Patent Licenses/No Patent Licenses. As contemplated in Section 8 of the Master Terms, Exhibit A sets forth whether Company is a Patent Participating Party for each of the respective Development Projects.
11. Company Information; Participating Parties. In connection with Company’s execution of this Participation Agreement, Company shall also complete and execute one (1) Participating Party Notification attached as Exhibit C for each Development Project.

IBM — CHARTERED CONFIDENTIAL	14	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
IBM shall provide a copy of each such Participating Party Notification to the other respective Participation Parties in order to, among other things, demonstrate Company as a Participating Party in each such Development Project. Notwithstanding anything in the respective Agreement to the contrary, Company expressly permits IBM to share the following information with Third Parties who IBM believes may wish to participate in the subject Development Project(s): (i) the identity of the Company and (ii) whether Company is a Patent Participating Party for the applicable Development Project(s).
12. General.
(a) This Participation Agreement supplements the respective Project Agreement (including the Master Terms) and provides supplemental information as between IBM and the Company that was intentionally omitted from the respective Project Agreement. Therefore, this Participation Agreement is not a stand-alone agreement, but as between IBM and Company, merges with and becomes part of the terms and conditions of the Project Agreement. There are no intended third party beneficiaries to this Participation Agreement, including the other Participating Parties; provided, however, Company is executing and providing a Participating Party Notification for each Development Project, and such document is for the express benefit of all Participating Parties. Company agrees to execute and deliver to IBM after the Participation Effective Date such other documents and agreements and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Participation Agreement and the rest of the Agreement.
(b) This Participation Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but each of which together shall constitute one and the same agreement. Confirmed facsimile signatures shall have the same effect as original signatures for the purpose of executing or amending the Participation Agreement. Once signed by IBM and Company, any reproduction of this Participation Agreement by reliable means (e.g. a facsimile, electronic scanning, or photocopy) shall be considered an original.
XXXXXX
[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IBM — CHARTERED CONFIDENTIAL	15	IBM — Chartered Participation Agreement

EXECUTION VERSION	IBM License Number: L065073
IN WITNESS WHEREOF, IBM and Company have caused this Participation Agreement to be executed by their duly authorized representatives as of the Participation Effective Date.

CHARTERED SEMICONDUCTOR MANUFACTURING LTD.	INTERNATIONAL BUSINESS MACHINES CORPORATION
/s/ Chia Song Hwee By (Sign)	/s/ Adalio T. Sanchez By (Sign)
Chia Song Hwee	Adalio T. Sanchez

Name (Print)	Name (Print)
President and CEO	GM Technology Collaboration Solutions

Title 29 December 2006	Title 12/29/06

Date	Date

IBM — CHARTERED CONFIDENTIAL	16	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
     EXHIBIT A — DEVELOPMENT PROJECTS
XXXXXX

IBM — CHARTERED CONFIDENTIAL	17	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
EXHIBIT B — COMPANY STAFFING
XXXXXX

IBM — CHARTERED CONFIDENTIAL	18	IBM — Chartered Participation Agreement

EXECUTION VERSION	IBM License Number: L065073
EXHIBIT C — PARTICIPATING PARTY NOTIFICATION.
Re: Participating Party Notification — Joint Development Project Development Agreement for [___] (“Development Project”) dated as of [___].
To the Participating Parties (current and future) in the Development Project:
[___] (“Company”) represents and warrants to IBM and the Participating Parties (for clarity, current and future) in the above-referenced Development Project that: (i) [___] has joined the above-referenced Development Project as a Participating Party as of the date listed below by signing a Participation Agreement with IBM, and (ii) Company and the other Participating Parties are each directly contracted to IBM and to each other based upon the terms and conditions of the Project Agreement (including the Master Terms), without the need for any additional documentation or signatures by any Party, and (iii) Company is estopped from contesting its direct privity of contract between itself and the other Participating Parties, and between itself and IBM on such terms and conditions. All terms not defined herein are defined in the Project Agreement.
Below is specific information applicable to the Company for the above-referenced Development Project:
1.	Company Name and Address: [___].

2.	Company [is] [is not] a “Patent-Participating Party” for the above-referenced Development Project (See Section 8.6 of the Master Terms).

3.	“Notice Address” for the Company (See Section 13 of the Master Terms): [___]

4.	Company “Designated Executive” and contact information (See Section 18 of the Master Terms): [___]

5.	Company “Management Committee Member” and contact information (See Section 13 of the Master Terms): [___]

6.	Company “Project Leader” and contact information (See Section 13 of the Master Terms): [___]

7.	Company “Technical Coordinator” and contact information (See Section 13 of the Master Terms): [___]

8.	Company “Steering Committee Member” and contact information (See Section [___] of the Project Agreement): [___]

IBM — CHARTERED CONFIDENTIAL	19	IBM — Chartered Participation Agreement

EXECUTION VERSION	IBM License Number: L065073
9.	Company is currently scheduled to participate in the Development Project from ___ until ___, but the actual end date is subject to change without advance notice to the other Participating Parties.
Except for item 2 above, Company may update the representatives, contact, and notice information provided above. If Company elects to do so, it shall provide the revised information to the IBM Designated Executive for inclusion on the Project Database. No update is effective until reflected on the Project Database.
This document is non-confidential, and Company requests that IBM provide the above information to all Participating Parties and update the Project Database to reflect the above information.
[COMPANY NAME]

By:

Name:

Title:

Date:

IBM — CHARTERED CONFIDENTIAL	20	IBM — Chartered Participation Agreement

EXECUTION VERSION	IBM License Number: L065073
EXHIBIT D — PARTICIPATING PARTIES (as of the Participation Effective Date)
Freescale Semiconductor, Inc.

IBM — CHARTERED CONFIDENTIAL	21	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
EXHIBIT E — ADDITIONAL CHARTERED DISCLOSURE RIGHTS RELATED TO THE BULK PROJECTS AND LP-RF CMOS PROJECTS.
1. Intentionally Omitted
2. Intentionally Omitted.
3. Intentionally Omitted.
4. Intentionally Omitted.
5. Intentionally Omitted.
6. Intentionally Omitted.
7.0 - 7.6 Intentionally Omitted.
7.7 In addition to Company’s right to disclose Specific Results and Background Know-How for each of the Bulk Projects and LP-RF CMOS Projects to its Wholly Owned Subsidiaries pursuant to Section 7.5 of the Master Terms, Company shall have the right to disclose the same to Chartered Jointly Owned Facilities, as set forth in this Section 7.7 of Exhibit E. Company may authorize Chartered Jointly Owned Facilities to whom it has disclosed such Specific Results and Background Know-How pursuant to this Section 7.7 of Exhibit E to exercise some or all of its rights to disclose Specific Results and Background Know-How under and in accordance with this Section 7.7 of this Exhibit E.
7.7.1	XXXXXX

7.7.2	XXXXXX

7.7.3	XXXXXX

7.7.4	IBM shall have the following audit rights. IBM shall nominate three (3) independent auditors, from which Company shall select one, to conduct, within five (5) working days for all Chartered Jointly Owned Facilities except those described in Section 7.7.5 of this Exhibit E, below, for which the time period shall be ten (10) working days prior notice to Company and no more frequently than semiannually for all Chartered Jointly Owned Facilities except those described in Section 7.7.5 of this Exhibit E, for which the frequency shall be no more than once per year (or, at IBM’s option, as frequently as once a quarter should an audit uncover a material noncompliance), an audit of the Chartered Jointly Owned Facility(ies) which have received Specific Results and/or Background Know-How from Chartered to assure compliance with this Section 7.7 of this Exhibit

IBM — CHARTERED CONFIDENTIAL	22	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
E. Such auditor shall enter into a confidentiality agreement with Company and/or with IBM (in which case the agreement would include a provision under which Company would be granted third party beneficiary status (or the equivalent under whatever law applies to the agreement) with an independent right to enforce the applicable provisions of such confidentiality agreement as they pertain to Company’s confidential information) sufficient to limit use and disclosure by such auditor solely to determine Company’s compliance with its obligations under this Section 7.7 of this Exhibit E and shall not disclose to IBM any Company confidential information other than that necessary to understand any noncompliance situation. In the absence of a finding of noncompliance such auditor shall not be present at such Chartered Jointly Owned Facility for more than five (5) working days.

7.7.5	In the case of Chartered Jointly Owned Facilities Fab 5 and Fab 6, information that would disclose detailed aspects of the Specific Results and Background Know-How shall only be disclosed to those Company employees and employees of such Chartered Jointly Owned Facility (including those who may have been employees of one of the other owners) that in Company’s opinion and sole discretion have a need to know for purposes of carrying out their duties in such Chartered Jointly Owned Facility. The foregoing information shall not be transferred to other owners(s) of such Chartered Jointly Owned Facilities, employees of such other owner(s) (except as set forth in the following sentence), or any other Third Party. Without limiting the foregoing, the Parties agree that incidental access to general aspects of Specific Results and Background Know-How (e.g. as part of normal operational briefings) by employees of such other owner(s) that are otherwise resident at or assigned to such Chartered Jointly Owned Facility shall not be considered a breach of this Section 7.7.5 of this Exhibit E.

7.7.6	In the case of Chartered Jointly Owned Facilities that are established after December 15, 2004 (including but not limited to Chartered’s Fab 7 Facility if it becomes a Chartered Jointly Owned Facility), the following shall apply:

7.7.6.1	Other than Company, XXXXXX (however, Company may add XXXXXX with the prior written consent of IBM, which consent shall not be unreasonably withheld) (none of which are XXXXXX) may be co-owners with Company in Chartered’s Fab 7 Facility and one other Chartered fabrication facility established after December 15, 2004.

(a) Provided, however, that the foregoing restrictions shall apply only if employees of a XXXXXX are present and have access to or are

IBM — CHARTERED CONFIDENTIAL	23	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
exposed to any portion of Specific Results or Background Know-How (except as otherwise permitted pursuant to this Section 7.6 of this Exhibit E) at such Chartered Jointly Owned Facility.

(b) For purpose of this Section 7.7.6 of this Exhibit E, XXXXXX means a Third Party who has a XXXXXX percent or greater ownership interest or control, directly or indirectly, of XXXXXX provided, however, that XXXXXX does not include the following entities: XXXXXX or one or more Participating Parties under such Bulk Project and LP-RF CMOS Projects (provided that such Participating Party has a license to the applicable Bulk Project and LP-RF CMOS Project information at the time the Specific Results and Background Know-How from such Project are utilized in such facility), or a Third Party who is merely a financial investor in such Chartered Jointly Owned Facility, and the restrictions set forth in Sections 7.7.6.1, 7.7.6.2 and 7.7.6.4 of this Exhibit E shall not apply to any such parties. In addition, XXXXXX shall not include XXXXXX

7.7.6.2	Company agrees that the access or exposure provided to the XXXXXX employees described in Section 7.7.6.1 (a) of this Exhibit E, shall be limited to that necessary, in Company’s reasonable opinion in order to carry out their responsibilities in such Chartered Jointly Owned Facility. Such employees of XXXXXX shall have no right to take any portions of the Specific Results or Background Know-How (other than residuals as defined in Section 9.1 of the Master Terms, which shall still be considered confidential and subject to Section 7 of the Master Terms) outside the Chartered Jointly Owned Facility. In the event that such employees are present and regardless of the type and amount of such access by such employees as described in Section 7.7.6.1(a) of this Exhibit E, such Chartered Jointly Owned Facility shall pay a royalty of XXXXXX Such royalty shall be paid as follows:

(a)	such royalty shall be due and payable, as set forth in Section 7.7.6.2 (c) of this Exhibit E, upon shipment to the XXXXXX for all production wafers fabricated within XXXXXX from the date of the first production shipment with purchase order (excluding shipment of prototypes and design evaluation hardware) of wafers to the XXXXXX; and

(b)	if any Specific Results are utilized in a Chartered Jointly Owned Facility then such royalty shall apply for XXXXXX from the date of first production shipment of any wafers using the Bulk CMOS from the applicable Bulk Project and LP-RF CMOS Projects;

IBM — CHARTERED CONFIDENTIAL	24	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
(c)	all such royalties payable to IBM shall be payable directly from such Chartered Jointly Owned Facility within forty five (45) days after the end of each calendar quarter to the account identified by IBM. In addition, Company shall or shall cause such Chartered Jointly Owned Facility to submit to IBM and Company a report setting forth the quantity of Semiconductor Products Sold to the XXXXXX and total Net Selling Price for the previous quarter. Such report shall be submitted within forty five (45) days after the end of each calendar quarter to the Director of Licensing (in IBM’s case) and to the Chief Financial Officer (in Company’s case) at the address identified for each, whether or not any royalty is due for such quarter.

Should a XXXXXX wish to receive (before such time as Company has the right to disclose directly to such XXXXXX pursuant to Section 7.11 of this Exhibit E or other provisions of the Agreement) the Specific Results and Background Know-How, other than as set forth above, it may request a license to do so from IBM. Should IBM grant such a license to one of the XXXXXX set forth in Section 7.7.6.1 of this Exhibit E (at any time before Company has the right to do so directly pursuant to Section 7.11 of this Exhibit E or the other provisions of the Agreement), which XXXXXX was referred to IBM by Company, IBM agrees to XXXXXX the license fee and royalty payments from such license with Company and Company’s share of such license fee and royalty payments shall be paid directly to Company by the licensee; provided, however, that such obligation to share such fees and royalties shall not apply to (a) any amounts for related services such as technology transfer, support, and maintenance, or any amounts for other arrangements such as revenue from the Sales of Semiconductor Products any other form (e.g. wafer or die) containing an Integrated Circuit(s); (b) any license or other arrangement with such Semico Owner entered into prior to the date it became an owner of such Chartered Jointly Owned facility, or any grant of license or other arrangement that does not include a license grant to the XXXXXX for Specific Results and Background Know-How; or (c) any patent cross-license agreement between IBM and the XXXXXX. In addition, IBM shall include a provision in the license agreement requiring the licensee to submit to Company a report setting forth the fees and royalties for the previous quarter and the method of calculation therefor. Such report shall be submitted within thirty (30) days after the end of each calendar quarter to the person designated and at the address designated by the party, whether or not any fees or royalties are due for such quarter.

7.7.6.3	Other than as set forth in Section 7.7.6.2 of this Exhibit E, information that would disclose detailed aspects of the Specific Results and Background Know-How, including but not limited to process recipes, tool settings,

IBM — CHARTERED CONFIDENTIAL	25	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
specific process flows, or manufacturing process specifications, shall only be disclosed to those Company employees and employees of such Chartered Jointly Owned Facility (including those who may have been employees of one of the other owners) that in Company’s opinion and sole discretion have a need to know for purposes of carrying out their duties in such Chartered Jointly Owned Facility. The foregoing information shall not be transferred to other owners(s) of such Chartered Jointly Owned Facilities, employees of such other owner(s) (except as set forth in the following sentence), or any other Third Party. Without limiting the foregoing, the Parties agree that incidental access to general aspects of Specific Results and Background Know-How (e.g. as part of normal operational briefings) by employees of such other owner(s) that are otherwise resident at or assigned to such Chartered Jointly Owned Facility shall not be considered a breach of this Section 7.7.6.3 of this Exhibit E.

7.7.6.4	Company shall secure a written agreement with such XXXXXX that are co-owners pursuant to Section 7.7.6.1 of this Exhibit E, by which the other owner agrees that it will abide by the applicable provisions of this Section 7.7 of this Exhibit E.
7.7.7 Should a Chartered Jointly Owned Facility cease to retain the licenses and other benefits provided by the Agreement for any reason, including by virtue of a) a reduction in the ownership percentage of Company, or b) a failure to abide by the provisions of this Section 7.7 of this Exhibit E, such entity shall retain such licenses notwithstanding such license cessation for a period of time as may be required to enable such entity to fulfill any purchase orders or other legally binding commitments existing as of the date of such license cessation, but such period of time shall not exceed XXXXXX. As soon as reasonably practicable after such ownership change, such entity shall indicate in its web sites and other marketing communications channels that it shall no longer offer products made utilizing the rights licensed hereunder. After the date of such license cessation, such entity will not (unless otherwise authorized by IBM) enter into any new supply or other commitments that would require the exercise of rights granted to it by IBM under this Section 7.7 of this Exhibit E.
7.8-7.10 Intentionally Omitted.

7.11	If the Parties do not enter into an agreement by XXXXXX to jointly develop a Future Technology for 22nm Bulk CMOS, then Company shall have the right (in addition to its other rights under the Agreement) to disclose Specific Results and/or Background Know-How from the Bulk Projects and LP-RF CMOS Projects, to Chartered Joint Development Partners for the purpose of jointly developing Future Technologies for Bulk CMOS, under the following conditions:

IBM — CHARTERED CONFIDENTIAL	26	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
(a)	XXXXXX; and

(b)	the joint development relationship with the Company Joint Development Partner(s) must be set forth in a written agreement that includes
(i)	XXXXXX;

(ii)	XXXXXX;

(iii)	a period of confidentiality consistent with that set forth herein; and

(iv)	XXXXXX.
7.12	In addition to Company’s rights under Section 4 of the applicable Project Agreement, beginning XXXXXX, IBM has no objection if Company permits its customers who rightfully received certain aspects of Specific Results and/or Background Know-How pursuant to such Project Agreement, to further disclose the following portions of such Specific Results and/or Background Know-How directly to contractor(s) who are retained to provide Integrated Circuit design services for such Company customer: the applicable (design manual, SPICE models (object code only), DRC, LVS and PEX decks (excluding the input files of such decks). Although Company is not required to enter into a direct written agreement with each such customer contractor, Company shall (a) require approval and approve each customer disclosure that is proposed pursuant to the preceding sentence; and (b) require that such disclosures cannot be made without a written agreement between Company’s customer and such customer’s contractor that, at a minimum, requires: (I) a term of confidentiality consistent with that set forth in the Agreement, and (II) limits such contractor’s use of such information in accordance with terms and conditions consistent with those set forth in the Agreement.

IBM — CHARTERED CONFIDENTIAL	27	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
EXHIBIT F — LIMITATIONS ON AND CONDITIONS OF CERTAIN XXXXXX DISCLOSURES FROM THE 32NM BULK PROCESS PROJECT AND THE 45NM BULK PROCESS PROJECT TO XXXXXX
XXXXXX

IBM — CHARTERED CONFIDENTIAL	28	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
EXHIBIT G — ADDITIONAL IBM DISCLOSURE AND SUBLICENSE RIGHTS FOR THE BULK & ENABLEMENT TECHNOLOGIES.
1. Notwithstanding any limitations and conditions imposed upon IBM pursuant to Exhibit E, IBM retains the right to grant the disclosure and license rights specified below to IFX based upon the substantially similar terms and conditions. If IBM grants the rights contemplated by the below Section 7.5.1 for the 32nm Bulk CMOS and the 45nm Bulk CMOS, XXXXXX to Company hereunder shall, upon Company’s request, be certified in writing by an IBM senior executive. XXXXXX to the Company account identified in Exhibit F, Section.7.9.1(d).
7.5	Rights of IFX to Disclose to Joint Manufacturing Facilities and Third Parties.
7.5.1	IFX shall have the right to disclose Specific Results and Background Know-How from a Bulk Project to XXXXXX Joint Manufacturing Facilities, XXXXXX. Such disclosure of Specific Results and/or Background Know-How shall not occur prior to L1 of the applicable Bulk CMOS, and must be subject to a written agreement between IFX and such recipient Third Party that, at a minimum, shall have a term of confidentiality consistent with that set forth the Agreement, and that limits such recipient’s use of such information in accordance with terms and conditions consistent to those set forth in the Agreement.

(a) IFX on behalf of itself and its Subsidiaries hereby agrees to treat XXXXXX (the “ROFR Members”) as preferred suppliers for Semiconductor Products fabricated using such Specific Results and Background Know-How, which means that IFX and its Subsidiaries shall provide to each of the ROFR Members a rolling, long range capacity/production forecasts for such products. As part of such status as preferred suppliers, prior to any disclosure of such Specific Results and Background Know-How to such Joint Manufacturing Facility, IFX and its Subsidiaries shall offer to each of the ROFR Members the opportunity to fabricate the Semiconductor Products in question. IFX has to take reasonable steps in order to allow each of the ROFR Members a reasonable opportunity to manufacture Semiconductor Products for IFX that are based on such technology. IFX shall negotiate in good faith with each of the ROFR Members to establish a manufacturing agreement that specifies the necessary conditions to satisfy IFX’s manufacturing requirements, e.g., lead time sufficient to install and qualify the Semiconductor Products, commitment on volume, and yield plans. XXXXXX then IFX shall not carry out such disclosure to such Joint Manufacturing Facility.

IBM — CHARTERED CONFIDENTIAL	29	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
(b) Information that would disclose detailed aspects of Specific Results and Background Know-How for a given Bulk Project, including but not limited to process recipes, tool settings, specific process flows, or manufacturing process specifications, shall be disclosed only to those IFX employees in such Joint Manufacturing Facility, and employees of such Joint Manufacturing Facility itself (including those who may have been employees of the other owner of such Joint Manufacturing Facility), that in IFX’s opinion and sole discretion have a need to know for purposes of carrying out their duties in such Joint Manufacturing Facility. The foregoing information shall not be transferred to the other owner of such Joint Manufacturing Facility, employees of such other owner(s) (except as set forth in the following sentence), or any other Third Party. Without limiting the foregoing, IBM and IFX agree that incidental access to general aspects of Specific Results and Background Know-How (e.g. as part of normal operational briefings) by employees of such other owner that are otherwise resident at or assigned to such Joint Manufacturing Facility shall not be considered a breach of this Section 7.5.1 of this Exhibit XX;

(c) Such Joint Manufacturing Facility to which such Specific Results and Background Know-How have been disclosed shall pay a royalty of XXXXXX. Such royalty shall be due and payable upon shipment to the other owner for all production wafers fabricated utilizing any Process Module of the Specific Results and Background Know-How for a Bulk Project, within XXXXXX from the date of the first production shipment of such wafers fabricated utilizing such process. All such royalties shall be payable directly from such Joint Manufacturing Facility to IBM within thirty (30) days after the end of each calendar quarter, by electronic funds transfer to the respective IBM account identified in the Project Agreement for the applicable Bulk Project. In addition, the Joint Manufacturing Facility shall submit to IBM a report setting forth the quantity of such wafers sold to the other owner and total net selling price for the previous quarter. Such report shall be submitted within thirty (30) days after the end of each calendar quarter to the IBM Director of Licensing at the address set forth in the Project Agreement for the applicable Bulk Project, whether or not any royalty is due for such quarter; and

(d) IBM shall have the right to appoint an independent, internationally recognized auditor, to audit, at a frequency of not more than once per year (or up to twice a year, for the 12 month period following an audit indicating a noncompliance), on thirty (30) days prior notice, the applicable records of such Joint Manufacturing Facility, to

IBM — CHARTERED CONFIDENTIAL	30	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
verify that it is abiding by the royalty obligations of Section 7.5.1(c) of this Exhibit XX. Such audits shall be carried out during the normal business hours of such Joint Manufacturing Facility. IBM shall bear the cost of such audit unless such audit indicates a noncompliance, in which case such Joint Manufacturing Facility shall bear the cost of such audit.
7.5.2	Intentionally Omitted.

7.5.3	Intentionally Omitted.

7.6	Interntionally Omitted.

7.6A	Intentionally Omitted.

7.7	Intentionally Omitted.

7.8	Intentionally Omitted.

7.9	Intentionally Omitted.

7.10	Intentionally Omitted.

7.10A	Intentionally Omitted.
7.11	IFX shall have the right (in addition to its other rights under this Section 7 of this Exhibit XX) to disclose the Specific Results and Background Know-How from a Bulk Project, as part of a license of substantially the entirety of IFX’s applicable Bulk CMOS as set forth in 7.11.1 and 7.11.2.

	7.11.1	XXXXXX. IFX shall not utilize the disclosure right set forth in this 7.11.1 of this Exhibit so as to circumvent IFX’s obligations, as set forth elsewhere in the Agreement, to source manufacturing capacity for the applicable Bulk CMOS at the ROFR Partners. XXXXXX

Such disclosures cannot be made without a written agreement between IFX and the recipient Third Party that, at a minimum, shall have a term of confidentiality consistent with that set forth Agreement and that limits such recipient’s use of such information in accordance with terms and conditions consistent with those set forth Agreement.

		7.11.2	Intentionally Omitted.

IBM — CHARTERED CONFIDENTIAL	31	IBM — Chartered Participation Agreement

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

EXECUTION VERSION	IBM License Number: L065073
EXHIBIT H — COMPANY ASSIGNED TASKS
XXXXXX

IBM — CHARTERED CONFIDENTIAL	32	IBM — Chartered Participation Agreement